Exhibit 10.4

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

Alexander J. Pepe

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of October 24, 2013 (the “Effective Date”), between Ixia, a California corporation (“Employer”), and Alexander J. Pepe (“Employee”). Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as such terms have in the Employment Agreement (as defined in Recital A below).

RECITALS

A. Employer, as the assignee of Anue Systems, Inc., a Delaware corporation (“Anue”), and Employee are parties to that certain Employment Agreement made and entered into as of May 4, 2012 (the “Original Agreement”), as amended by Amendment No. 1 thereto dated as of August 14, 2013 (as amended, the “Employment Agreement”).

B. Pursuant to the Employment Agreement, Employee serves as the Senior Vice President, Strategy, of Employer.

C. Employer and Employee wish to amend the Employment Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals of and of the covenants and agreements set forth below, the parties hereto hereby agree as follows:

AGREEMENT

1. Employment and Duties. From and after the Effective Date and during the remaining term of Employee’s employment by Employer under the Employment Agreement, as amended hereby, Employee will perform services for Employer in the position of Chief Operating Officer of the Company, or in such other capacity or capacities as may be approved from time to time by the Board, and shall report directly to Employer’s Acting Chief Executive Officer or Chief Executive Officer, as applicable (the “CEO”). In such capacity or capacities, Employee shall have such responsibilities, duties, and authority as may from time to time be reasonably and lawfully assigned to Employee by the CEO, and consistent with Employee’s executive position. From and after the Effective Date, Employee will no longer hold the position of Senior Vice President, Strategy, at Employer. Employee will continue to perform his duties at the offices of Employer to be located from time to time in or near Austin, Texas; provided, however, that Employee acknowledges and agrees that he may be required to travel in connection with the performance of his duties in his new position, and the amount and frequency of such travel may be similar to that which is required of Employee as of the date this Amendment is signed by Employee.

2. Base Salary. As compensation for services rendered by Employee under the Employment Agreement, as amended hereby, effective as of the Effective Date, Employee’s annual base salary shall be increased to $360,000, payable in accordance with Employer’s standard payroll schedules in effect from time to time and subject to usual and required employee payroll deductions and withholdings.

3. Bonus Plans. From and after the Effective Date, Employee will continue to be eligible for a discretionary bonus under Employer’s bonus programs as in effect from time to time, in accordance with the terms and conditions thereof and subject to the performance of Employee and the financial performance of Employer. Effective as of the Effective Date, Employee’s at-target bonus opportunity will be increased from 60% to 70% of Employee’s annual base salary. Any bonus payable to Employee for 2013 under the Company’s 2013 Senior Officer Bonus Plan will be prorated so that Employee’s total bonus opportunity for (i) the portion of 2013 for which Employee serves as Chief Operating Officer (i.e., for 69/365 of the year) will be based on Employee’s $360,000 annual base salary and 70% bonus opportunity, and (ii) the earlier portion of 2013 (i.e., for 296/365 of the year) will be based on Employee’s annual base salary (i.e., $295,000) and bonus opportunity (i.e., 60%) in effect immediately prior to the Effective Date. Any bonuses payable to Employee shall be paid in accordance with the terms and conditions of the corresponding bonus plan. Employee’s bonus eligibility and any bonus opportunity for calendar years subsequent to 2013 will be subject to future determination by Employer in its sole discretion. Employee acknowledges that no set bonus for any year, including 2013, is guaranteed.

4. Stock Options.

(a)	Within 30 days following the Effective Date, and provided that Employee holds the position of Chief Operating Officer of Employer at such time, Ixia will grant to Employee non-statutory stock options to purchase 5,500 shares of Ixia Common Stock. Such options will vest and become exercisable in 12 equal monthly installments commencing on the one-month anniversary of the Effective Date, so long as Employee remains employed by Employer.

(b)	At such time as Employer grants its first equity incentive award to any other executive officer after January 1, 2014, and provided that Employee holds the position of Chief Operating Officer of Employer at such time, Employer will grant to Employee additional non-statutory stock options to purchase 15,000 shares of Ixia Common Stock. On the date of grant, for every full calendar month in 2014 prior to such date of grant, 1/12 of these options will be fully vested and exercisable. Accordingly, as an example only, if the date of grant is May 15, 2014, then 5,000 of these options will be fully vested and exercisable commencing on that date. After the date of grant, 1/12 of these options will vest and become exercisable commencing on the last day of each calendar month thereafter for the remainder of 2014, so long as Employee remains employed by Employer.

(c)	As soon as is reasonably practicable after June 30, 2014, and provided that Employee holds the position of Chief Operating Officer of Employer at such time, Employer will grant to Employee non-statutory stock options to purchase 15,000 shares of Ixia Common Stock (which options will be in addition to those described in subpart “b” above). On the date of grant, for every full calendar month between June 30, 2014 and July 1, 2015 that has passed, 1/12 of these options will be fully vested and exercisable. Accordingly, as an example only, if the date of grant is August 15, 2014, then 1,250 of these options will be fully vested and exercisable commencing on that date. After the date of grant, 1/12 of these options will vest and become exercisable commencing on the last day of each calendar month thereafter for the remainder of the 12 months between June 30, 2014 and July 1, 2015, so long as Employee remains employed by Employer.

(d)	The exercise price of the options granted to Employee in accordance with this Section 4 will be equal to the closing sales price of Ixia Common Stock on the dates on which the options are granted by the Compensation Committee of the Company’s Board of Directors, and the options will expire, if not earlier terminated in accordance with their terms, on the seventh anniversary of the date of grant and will in all respects be subject to the other customary terms and provisions of Ixia’s Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) and the agreements evidencing the options.

5. Restricted Stock Units.

(a)	Within 30 days following the Effective Date, and provided that Employee holds the position of Chief Operating Officer of Employee at such time, Employer will grant to Employee 2,000 restricted stock units (“RSUs”), each of which will represent the right to receive one share of Ixia Common Stock. Such RSUs will vest in 12 equal monthly installments, commencing on the one-month anniversary of the Effective Date, so long as Employee remains employed by Employer. To the extent such RSUs vest, the underlying shares will be automatically issued and delivered to Employee on or promptly following the earlier of (i) October 24, 2014 or (ii) the date on which Employee’s employment with Employer has terminated.

(b)	At such time as Employer grants its first equity incentive award to any other executive officer after January 1, 2014, and provided that Employee holds the position of Chief Operating Officer of Employer at such time, Employer will grant to Employee 5,000 additional RSUs. On the date of grant, for every full calendar month in 2014 prior to such date of grant, 1/12 of these RSUs will be fully vested. Accordingly, as an example only, if the date of grant is May 15, 2014, then 1,666 of these RSUs will be fully vested on that date. After the date of grant, 1/12 of such RSUs will vest at the end of each calendar month for the remainder of 2014, so long as Employee remains employed by Employer. To the extent such RSUs vest, the underlying shares will be automatically issued and delivered to Employee promptly following the earlier of (1) the date on which all such RSUs have vested and (2) the date on which Employee’s employment with Employer has terminated.

(c)

As soon as is reasonably practicable after June 30, 2014, and provided that Employee holds the position of Chief Operating Officer of Employer at such time, Employer will grant to Employee 5,000 RSUs (which will be in addition to those RSUs described in subpart “b” of this Section 5). On the date of grant, for every full calendar month between June 30, 2014 and July 1, 2015 that has passed, 1/12 of these RSUs will be fully vested. Accordingly, as an example only, if the date of grant is August 15, 2014, then 416 of these RSUs will be fully vested on that date. After the date of grant, 1/12 of such RSUs will vest at the end of each calendar month for the remainder of the 12 months between June 30, 2014 and July 1, 2015, so long as Employee remains employed by

Employer. To the extent such RSUs vest, the underlying shares will be automatically issued and delivered to Employee on or promptly following the earlier of (1) the date on which all such RSUs have vested and (2) the date on which Employee’s employment with Employer has terminated.

(d)	The RSUs granted in accordance with this Section 5 will in all respects be subject to the other customary terms and provisions of the 2008 Plan and the agreements evidencing the RSUs.

6. Officer Severance Plan. The parties agree that, from and after the Effective Date, Employee will be designated as an “Eligible Officer” for purposes of Employer’s Officer Severance Plan (As Amended and Restated Effective January 1, 2009) (the “2009 Plan”). However, notwithstanding the foregoing or anything to the contrary, Employee will not be entitled to any severance benefits under the 2009 Plan, whether pursuant to Section 3(b)(i) thereof or otherwise, due to either (a) any decrease to Employee’s annual base salary that results in such base salary being equal to or greater than the annual base salary to which Employee was entitled immediately prior to the Effective Date, or (b) (i) any change to Employee’s position at Employer, or (ii) the removal of Employee from Employee’s position, in either case following an offer to Employee of employment in another position at Employer (even if Employee does not accept such new position), provided that Employee remains or is offered a position (even if not accepted) as the CEO or as an “executive officer” (as defined in 17 CFR §240.3b-7 as of the Effective Date) of Employer reporting directly to the CEO. Employer acknowledges that vesting of the stock options and RSUs described above in this Amendment may be accelerated under the terms of the 2009 Plan. To the extent the foregoing provisions would alter the provisions of the 2009 Plan, the 2009 Plan is hereby amended accordingly.

7. Amendment to Section 6 of Original Agreement. Section 6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“6.	Termination. Further to Section 4 of this Agreement, this Agreement and Employee’s employment with Employer hereunder may be terminated at any time as follows:

(a) Mutual Written Agreement. Employer and Employee may agree in writing to terminate this Agreement and Employee’s employment hereunder.

(b) Termination by Employer. Employer may terminate this Agreement and the Employee’s employment hereunder at any time at Employer’s sole discretion, with or without cause, effective immediately or as of such other time as may be agreed upon by the parties, by giving written notice to Employee.

(c) Resignation by Employee. Employee may terminate this Agreement and Employee’s employment hereunder at any time, for any reason or no reason, by giving written notice to Employer. Any such resignation will be effective immediately or as of such other time as may be agreed upon by the parties.

(d) Death or Disability of Employee. This Agreement, and Employee’s employment hereunder, shall automatically terminate upon the death of Employee or a determination that Employee has a long-term disability. For purposes of this Agreement, “long-term disability” shall mean a condition that substantially impairs Employee’s ability to perform Employee’s obligations hereunder for at least 90 consecutive work days or for any 90 work days during any 180-day period.”

8. Deletion of Section 7.2 of Original Agreement. Section 7.2 of the Original Agreement is hereby deleted in its entirety.

9. Acknowledgement. Employee agrees that, for purposes of the Employment Agreement, neither this Amendment nor any change in Employee’s position or his other terms and conditions of employment pursuant to the terms hereof shall be deemed to constitute “Good Reason” or any termination by Employer or Employee of Employee’s employment with Employer.

10. No Other Amendments. The Employment Agreement, except as expressly amended by this Amendment, shall continue unmodified and in full force and effect.

11. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

12. Governing Law. This Amendment will be governed by the laws of the State of Texas, without regard for conflict of law provisions. Any litigation arising out of or relating to this Amendment shall be filed and pursued exclusively in the state or federal courts in Travis County, Texas, and the parties hereto consent to the jurisdiction of and venue in such courts.

13. Amendment. This Amendment may be amended only by a written instrument executed by both of the parties hereto.

14. Independent Advice. Employee has been encouraged to consult with counsel of Employee’s choice concerning this Amendment. Employee hereby acknowledges and represents that Employee has consulted with, or has voluntarily declined to consult with, independent counsel regarding Employee’s rights and obligations under this Amendment, and that Employee fully understands and is voluntarily agreeing to the terms and conditions contained herein.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

IXIA		EMPLOYEE

By:	/s/ Errol Ginsberg	/s/ Alexander J. Pepe
	Errol Ginsberg	Alexander J. Pepe
Acting Chief Executive Officer

Date Signed: August 5, 2014		Date Signed: 8/5/14

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